EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AirGate PCS, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-34416, No. 333-56352, No. 333-75024, No. 333-85250, and No. 333-113956) on Form S-8 and the Registration Statement (No. 333-109165) on Form S-4 of AirGate PCS, Inc. and subsidiaries, of our reports dated December 13, 2004, with respect to the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended September 30, 2004 and the related financial statement schedule, which reports appear in the September 30, 2004 annual report on Form 10-K of AirGate PCS, Inc. and subsidiaries.

/s/ KPMG LLP
Atlanta, Georgia
December 13, 2004